SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 28, 2004

FISHER SCIENTIFIC INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-10920	02-0451017
(Commission File No.)	(IRS Employer Identification No.)

One Liberty Lane, Hampton, New Hampshire	03842
(Address of principal executive offices)	(Zip Code)

(603) 926-5911
(Registrant’s telephone number, including area code)

ITEM 5. OTHER EVENTS

     Fisher Scientific International Inc. (NYSE: FSH), a world leader in serving science, today reported record second-quarter sales, earnings and cash flow for the three months ended June 30, 2004, reflecting robust demand for its scientific products and services and continued solid sales growth to healthcare customers.

     “Our organic sales growth remained strong this quarter, and we achieved record earnings,” said Paul M. Montrone, chairman and chief executive officer. “Our results demonstrate continued growth in the academic and pharmaceutical sectors, increased demand for safety products and improving trends in the industrial markets.”

Second-Quarter Reported Results

     Sales for the second quarter increased 22.3 percent to $1,057.6 million compared with $864.5 million in the corresponding period of 2003. Excluding the effect of foreign exchange, sales totaled $1,041.2 million in the second quarter, a 20.4 percent increase over the same quarter in 2003, with seven points of this increase from organic growth. Including nonrecurring inventory step-up costs related to the Oxoid and Dharmacon acquisitions, integration costs related to the Apogent transaction and other non-recurring costs, totaling $6.3 million, net of tax ($9.4 million pre tax), second-quarter net income was $44.7 million, or 65 cents per diluted share, compared with $33.0 million, or 57 cents per diluted share, in the second quarter of 2003.

     For the six months ended June 30, 2004, sales totaled $2,068.6 million, a 21.8 percent increase from sales of $1,697.9 million in the corresponding period last year. Excluding the $43.9 million favorable effect of foreign exchange, sales totaled $2,024.7 million, a 19.2 percent increase compared with the first six months of 2003. Net income for the six months ended June 30, 2004, was $79.3 million, or $1.16 per diluted share. Net income in the corresponding period of 2003 was $32.1 million, or 55 cents per diluted share. For the first half of 2004, Fisher generated $136.9 million in cash from operations, reflecting an increase in earnings and continued improvements in working-capital management. Capital expenditures during the period were $30.9 million, related to facility expansions at Oxoid and Perbio.

Business-Segment Results

     Excluding the effect of foreign exchange, sales of scientific products and services in the second quarter totaled $774.7 million, a 29.2 percent increase compared with the same period in 2003, with 12 points of this increase from organic growth. Organic sales growth was driven by robust sales in the United States, including sales of safety-related products, as well as growth in international markets. Operating income increased 40.3 percent to $76.2 million from $54.3 million in the corresponding period of 2003 reflecting contributions from recent acquisitions and margin improvement in our distribution business, partially offset by increased investments in product development and sales and marketing activities.

     Year to date, excluding the effect of foreign exchange, sales of scientific products and services increased 27.2 percent to $1,490.2 million compared with $1,171.6 million in the first six months of 2003. Operating income grew in the six-month period to $142.8 million, a 38.9 percent increase over the same period in 2003.

     Excluding the effect of foreign exchange, sales of healthcare products and services totaled $227.9 million in the second quarter, a 6.7 percent increase compared with $213.6 million in the prior year’s quarter, with approximately three points of this increase from organic growth. The organic sales growth reflects our ongoing efforts to drive operating income improvement in this segment, notwithstanding the impact on revenue growth. Operating income increased 70 percent to $15.3 million compared with $9.0 million in the second quarter last year, reflecting the benefits of this margin improvement program and contributions from the medical device business of Perbio.

     For the first six months, sales of healthcare products and services, excluding the effect of foreign exchange, totaled $462.4 million compared with $429.6 million in the first six months of 2003. Year-to-date operating income increased to $27.4 million from $18.8 million in the corresponding period last year.

     As expected, second-quarter sales in the laboratory-workstations segment decreased to $43.4 million from $55.8 million in the prior year. The segment reported operating income of $1.3 million in the quarter. The decline in sales and operating income was primarily due to timing of projects and slower market demand for smaller projects. Order activity in the laboratory-workstations segment improved during the second quarter with backlog at approximately $125 million at the end of the quarter, compared with $109 million at the corresponding period of 2003.

     Year-to-date sales in the laboratory-workstations segment were $81.8 million compared with $105.7 million in the prior-year period. Operating income for the six-month period was $1.1 million compared with $6.4 million in the prior year.

Special Developments

➢	On Aug. 2, Fisher Scientific and Apogent Technologies Inc. (NYSE: AOT) will hold shareholder meetings to vote on the proposed merger of the two companies. The transaction is expected to close promptly after the shareholder meetings on Aug. 2.

➢	On July 22, in a private placement, Fisher issued $300 million of senior subordinated notes due 2014. The notes were issued at a dollar price of 100.0 to yield 63/4 percent. The company intends to use the proceeds from the issue to fund the tender offer for Apogent’s 61/2 percent senior subordinated notes due 2013. The issuance of the new notes is subject to the closing of Fisher’s merger with Apogent.

Upcoming Presentations

Fisher Scientific will present at the following events:

•	UBS East Coast Biotechnology Bus Tour, Aug. 9, in Boston

•	Merrill Lynch Global Drug, Biotech & Medical Devices Conference, Sept. 21 at the Merrill Lynch Financial Centre in London.

Conference Call Scheduled

     Fisher will host a teleconference on Thursday, July 29, to discuss its second-quarter financial results and 2004 guidance. Details are provided below:

Live conference call
Date: Thursday, July 29
Time: 10 a.m. Eastern Daylight Time (EDT)
Within United States: 800-299-8538

International: (+1) 617-786-2902

Audio replay (available for 10 days):
Within United States: 888-286-8010
International: (+1) 617-801-6888
Conference replay code: 85603722

     The conference call will also be webcast on Fisher’s Web site (www.fisherscientific.com) and will be archived until Aug. 29.

Table 1

Fisher Scientific International Inc.
Statement of Operations
(in millions, except per share data)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Sales	$1,057.6	$864.5	$2,068.6	$1,697.9
Cost of sales	749.7	636.7	1,484.9	1,251.6
Selling, general and administrative expense	222.3	160.8	429.8	318.5

Income from operations	85.6	67.0	153.9	127.8
Interest expense	23.0	16.6	45.0	38.9
Other expense, net	1.1	3.2	0.4	47.6

Income before income taxes	61.5	47.2	108.5	41.3
Income tax provision	16.8	14.2	29.2	9.2

Net income	$44.7	$33.0	$79.3	$32.1

Net income per common share:
Basic	$0.70	$0.60	$1.24	$0.59

Diluted	$0.65	$0.57	$1.16	$0.55

Weighted average common shares outstanding:
Basic	64.2	54.8	63.9	54.8

Diluted	68.9	58.3	68.5	58.2

Table 2

Fisher Scientific International Inc.
Segment Results
(in millions)
(UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
		Growth			Growth
	2004	Rate	2003	2004	Rate	2003
Revenue
Scientific Products and Services	$790.6	31.9%	$599.4	$1,532.6	30.8%	$1,171.6
Healthcare Products and Services	228.4	6.9%	213.6	463.8	8.0%	429.6
Laboratory Workstations	43.4	-22.2%	55.8	81.8	-22.6%	105.7
Eliminations	(4.8)		(4.3)	(9.6)		(9.0)

Total	$1,057.6	22.3%	$864.5	$2,068.6	21.8%	$1,697.9

	Three Months Ended				Six Months Ended
	June 30,				June 30,
		Operating		Operating		Operating		Operating
	2004	Margin	2003	Margin	2004	Margin	2003	Margin
Operating Income
Scientific Products and Services	$76.2	9.6%	$54.3	9.1%	$142.8	9.3%	$102.8	8.8%
Healthcare Products and Services	15.3	6.7%	9.0	4.2%	27.4	5.9%	18.8	4.4%
Laboratory Workstations	1.3	3.0%	3.8	6.8%	1.1	1.3%	6.4	6.1%
Eliminations	—		(0.1)		—		(0.2)

Segment sub-total	92.8	8.8%	67.0	7.8%	171.3	8.3%	127.8	7.5%

Inventory step-up	(5.7)		—		(15.9)		—
Non-recurring integration related costs	(1.5)		—		(1.5)		—

Operating income	$85.6		$67.0		$153.9		$127.8

The information for the three and six months ended June 30, 2003 has been reclassified to conform with the current presentation of reportable segments.

Table 3

Fisher Scientific International Inc.

Condensed Balance Sheet
(in millions)

	June 30,	December 31,
	2004	2003
	(UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents	$52.5	$83.8
Accounts receivable, net	477.8	432.7
Inventories	384.4	355.4
Other current assets	158.2	138.9

Total current assets	1,072.9	1,010.8
Property, plant and equipment	474.9	440.9
Goodwill	1,268.1	1,006.9
Other assets	520.3	400.8

Total assets	$3,336.2	$2,859.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$10.6	$12.0
Accounts payable	432.1	377.7
Accrued and other current liabilities	276.0	258.8

Total current liabilities	718.7	648.5
Long-term debt	1,632.6	1,386.1
Other liabilities	304.7	249.4

Total liabilities	2,656.0	2,284.0

Total stockholders’ equity	680.2	575.4

Total liabilities and stockholders’ equity	$3,336.2	$2,859.4

Note: $20.6 million was outstanding through the Accounts Receivable Securitization as of June 30, 2004.

Table 4

Fisher Scientific International Inc.

Condensed Statement of Cash Flows
(in millions)
(UNAUDITED)

	Six Months Ended
	June 30,
	2004	2003
Cash flows from operating activities:
Net income	$79.3	$32.1
Depreciation and amortization	51.3	38.2
Other adjustments to reconcile net income to cash provided by operating activities	10.1	53.1
Changes in working capital and other assets and liabilities	(3.8)	(23.4)

Cash provided by operating activities	136.9	100.0

Cash flows from investing activities:
Acquisitions, net of cash acquired	(418.3)	—
Capital expenditures	(30.9)	(31.0)
Other investing activity	(2.4)	(9.2)

Cash used in investing activities	(451.6)	(40.2)

Cash flows from financing activities:
Proceeds from stock options exercised	27.2	4.2
Net change in debt	245.7	(15.8)
Changes in the accounts receivable securitization, net	20.6	—
Other financing activity	(8.8)	(40.0)

Cash provided by (used) in financing activities	284.7	(51.6)

Effect of exchange rate changes on cash	(1.3)	2.3
Net change in cash and cash equivalents	(31.3)	10.5
Cash and cash equivalents — beginning of period	83.8	38.8

Cash and cash equivalents — end of period	$52.5	$49.3

ITEM 9. REGULATION FD DISCLOSURE.

     Attached hereto as Exhibit 99.1, but only furnished pursuant to Item 12 of this Report is the registrant’s press release dated July 28, 2004 announcing the Company’s earnings for the quarter ended June 30, 2004.

ITEM 12. Results of Operations and Financial Condition

     Attached hereto as Exhibit 99.1 is the registrant’s press release dated July 28, 2004 announcing the Company’s earnings for the three and six months ended June 30, 2004. Within the press release, the Company has presented certain financial information that has not been prepared in accordance with accounting principles generally accepted in the United States of America (“Non-GAAP Measures”). The Company has presented Non-GAAP Measures for (i) adjusted diluted net income per share; (ii) adjusted operating income; (iii) free cash flow; and (iv) earnings before interest taxes, depreciation and amortization (“EBITDA”). With respect to all such Non-GAAP Measures, the Company has included (a) a presentation of the most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”); and (b) a quantitative reconciliation of the differences between the Non-GAAP Measures and the most directly comparable measure calculated and presented in accordance with GAAP.

     The Company defines adjusted diluted net income per share and adjusted operating income as diluted net income per share and income from operations, respectively, each computed in accordance with GAAP, excluding items that the Company considers to be nonrecurring to the Company’s operations. The Company calculates and discloses adjusted diluted net income per share and adjusted operating income because the Company believes that these measures may assist investors in evaluating trends of the Company’s operating results without regard to transactions that are not recurring.

     The Company defines free cash flow as cash provided by operating activities less capital expenditures, each computed in accordance with GAAP. The Company believes that free cash flow is a useful measure of liquidity.

     The Company defines EBITDA as net income (loss) computed in accordance with GAAP, excluding items considered nonrecurring to the Company’s operations, plus income taxes, interest expense, depreciation and amortization. The Company calculates and discloses EBITDA because the Company believes that it is helpful in assisting investors comparing the Company’s performance to that of other companies on a consistent basis without regard to depreciation, amortization and other charges that are not recurring to the operation of the business. Depreciation and amortization may vary significantly among companies depending on accounting methods. The Company believes that EBITDA, as defined, is also useful in helping investors compare the Company’s performance before the effect of various items that do not directly affect the Company’s operating performance. Further, EBITDA is a measure commonly used by fixed-income investors and commercial lenders, and hence the Company believes that disclosing this calculation may be useful to the holders of the Company’s debt instruments. However, investors should recognize that EBITDA is not a substitute for measures of financial performance determined in accordance with GAAP and that the Company’s computation of EBITDA may not be comparable to similarly titled measures of other companies.

     Investors should recognize these measures may not be comparable to similarly titled measures of other companies and that the measures presented are not a substitute or alternatives for measures of financial performance determined in accordance with GAAP, such as net income as a measure of operating results or cash flows as a measure of liquidity.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fisher Scientific International Inc.

Date July 29, 2004	By:	/S/ Todd M. DuChene

		Name:	Todd M. DuChene
		Title:	Vice President, General Counsel and Secretary

Exhibit Index

Exhibit Number	Description
Exhibit 99.1	Fisher Scientific International Inc.’s press release dated July 28, 2004 announcing the Company’s earnings for the quarter ended June 30, 2004. This Exhibit pertains to Item 12 of this report on Form 8-K.